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                       April 28, 2023

       Yandai Wang
       Chief Executive Officer
       SOS Limited
       Building 6, East Seaview Park
       298 Haijing Road, Yinzhu Street
       West Coast New District, Qingdoa City
       Shandong Province 266400
       People's Republic of China

                                                        Re: SOS Limited
                                                            Form 20-F for the
fiscal period ending December 31, 2020
                                                            Filed May 5, 2021
                                                            Form 20-F/A for the
fiscal period ending December 31, 2020
                                                            Filed October 12,
2021
                                                            Form 20-F/A for the
fiscal period ending December 31, 2020
                                                            Filed January 7,
2022
                                                            File No. 001-38051
                                                            Form 20-F for the
fiscal period ending December 31, 2021
                                                            Filed May 2, 2022

       Dear Yandai Wang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance